Exhibit 4.7

VERIZON EMPLOYEE BENEFITS COMMITTEE

SECRETARY’S CERTIFICATE

The undersigned, as Secretary to the Verizon Employee Benefits Committee (Committee), does hereby certify that the Committee and the Chairwoman of the Committee approved the following resolutions at the meeting of the Committee on January 31, 2020.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings and Security Plan for New York and New England Associates (NYNE Savings Plan), the Verizon Savings and Security Plan for Mid-Atlantic Associates (Mid-Atlantic Savings Plan), and the Verizon Savings and Security Plan for West Region Hourly Employees (West Savings Plan) (jointly, the Plans);

WHEREAS, pursuant to Section 20.1 the Mid-Atlantic Savings Plan may be amended by the Chairwoman of the Committee acting on behalf of Verizon in a settlor capacity, and pursuant to Section 18.1 the NYNE Savings Plan may be amended by the Committee acting on behalf of Verizon in a settlor capacity;

WHEREAS, the Committee is authorized by Section 6.01 of the West Savings Plan to designate the available investment options under the plan, to freeze contributions to a fund, and to designate a successor fund for any fund that is eliminated;

WHEREAS, Verizon desires to amend the NYNE Savings Plan and Mid-Atlantic Savings Plan to provide for the replacement of certain mutual fund investment options with similar separate account investment options effective as of the close of the market on March 31, 2020, and the Committee desires to approve the same with respect to the West Savings Plan;

NOW, THEREFORE, BE IT RESOLVED that with respect to the Plans as of the close of the market on or about March 31, 2020, the PIMCO Real Return Bond Fund-Class I shall be replaced by the PIMCO Inflation Protected Bond Fund, the PIMCO Total Return Fund-Class I shall be replaced by the PIMCO Core Bond Fund, the Fidelity Magellan Fund shall be replaced by the Magellan Portfolio, the TCW Galileo Select Equities Fund-Class I shall be replaced by the Verizon Select Equities Fund, and the Fidelity Diversified International Fund shall be replaced by the Diversified International Portfolio; and

FURTHER RESOLVED, that the NYNE Savings Plan and the Mid-Atlantic Savings Plan are hereby amended consistent with the foregoing.

IN WITNESS WHEREOF, this Certificate has been executed as of the date first set forth above.

By:	/s/ Marc Schoenker 3.18.2020
Marc Schoenecker, Secretary
Verizon Employee Benefits Committee